Exhibit 10.71

STOCK APPRECIATION RIGHT AGREEMENT

THIS AGREEMENT, dated as of September 5, 2017 (the “Grant Date”), is made by and between Rockwell Medical, Inc., a Michigan corporation (the “Company”), and the individual whose name is set forth on the signature page hereof, who has been appointed by the Company’s Board of Directors (the “Board”) to serve as a non-employee director of the Company (the “Director”).

WHEREAS, the Board has determined that it would be in the best interests of the Company and its shareholders to grant the stock appreciation rights (the “SARs”) provided for herein to Director to induce Director to become a member of the Board, has approved the grant of the SARs on the Grant Date and has advised the Company thereof and instructed the undersigned officer to issue said SARs and;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE I

1.1.      Grant of SARs.  For good and valuable consideration, on and as of the date hereof, the Company hereby grants to Director an aggregate of 23,000 SARs with an exercise price of $6.45 per SAR (the “Exercise Price”) without commission or other charge, upon the terms and conditions set forth in this Agreement. Each SAR entitles Director to receive, upon exercise, an amount payable in cash equal to the excess of (a) the reported closing price of one share of the Company’s common stock (the “Common Stock”) on the Nasdaq Stock Market on the date of exercise (or if the Common Stock is not then listed for trading on a stock exchange, the fair market value per share of the Common Stock on such date as determined in good faith by the Board), over (b) the Exercise Price (the “Appreciation Value”). No shares of Common Stock shall be issued upon exercise of an SAR.

ARTICLE II

2.1.      Adjustments to SARs.  In the event of a merger, statutory share exchange, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property), stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the Common Stock or the value thereof, such adjustments and other substitutions shall be made to the SARs as the Board, in its sole discretion, deems equitable or appropriate, including adjustments in the aggregate number of SARs and the exercise price of the SARs subject to this Agreement.

ARTICLE III

3.1.      Exercisability of SARs.  So long as the Director continues to be a member of the Board, the SARs shall become exercisable in full upon the earliest to occur of (i) the date on which the Company reports quarterly net sales if net sales for the four consecutive calendar quarters including the quarter then being reported total at least $100,000,000, (ii) the date on which the market capitalization of the Company (based on the reported closing price of the Common Stock on the Nasdaq Stock Market and the total number of shares of the Common Stock issued and outstanding) has been greater than $600,000,000 for ten consecutive trading days, (iii) the one year anniversary of the date the Centers for Medicare & Medicaid Services assign the Company transitional add on reimbursement payment status for the drug product, Triferic®, or (iv) immediately prior to a Change in Control (as defined in Section 5.6) (the earliest to occur of (i), (ii), (iii) or (iv) being referred to as the “Vesting Date”).  Notwithstanding the foregoing, if the Vesting Date occurs other than pursuant to clause (iv) above and occurs during a trading blackout period under the Company’s insider trading policy as then in effect, the Vesting Date shall instead be the second day after such trading blackout period is no longer in effect. In the event of a Vesting Date occurring as a result of clause (iv), the SARs shall be deemed exercised in full on the Vesting Date.

3.2       Expiration of SARs.  The SARs may not be exercised after the first to occur of the following events but shall in no event be exercisable after the tenth anniversary of the Grant Date:

(a)        If, prior to the date when the SARs first becomes exercisable, Director ceases to be a member of the Board for any reason, Director’s right to exercise the SARs shall terminate and all rights thereunder shall cease;

(b)        If, on or after the date when the SARs first becomes exercisable, Director ceases to be a member of the Board for any reason other than death or Disability (as defined in Section 5.6), Director shall have the right, within three months after termination of service on the Board to exercise the SARs to the extent that they were exercisable on the date of Director’s termination, subject to any other limitation on the exercise of the SARs in effect on the date of exercise; or

(c)        If Director ceases to be a member of the Board due to death or Disability, Director or the person or persons to whom the SARs shall have been transferred by will or the laws of descent and distribution shall have the right until the tenth anniversary of the Grant Date to exercise the SARs to the extent that it was exercisable and unexercised on the Director’s date of death or Disability, subject to any other limitation on exercise in effect on the date of exercise.

3.3       Board Discretion.  The Board, at the time of Director’s termination, may accelerate Director’s right to exercise the SARs or, subject to Section 409A of the Internal Revenue Code, may extend the SARs term (but not past the tenth anniversary of the Grant Date).

ARTICLE IV

4.1       Person Eligible to Exercise.  During the lifetime of Director, only Director may exercise the SARs or any portion thereof. After the death of Director, any exercisable portion of the SARs may, prior to the time when the SARs becomes unexercisable under Sections 3.1 or 3.2, be exercised by his personal representative or by any person empowered to do so under Director’s will or under the then applicable laws of descent and distribution.

4.2       Partial Exercise.  Any exercisable portion of the SARs or all of the unexercised SARs, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the SARs or portion thereof becomes unexercisable under Sections 3.1 or 3.2 of this Agreement.

4.3       Election to Exercise. To exercise the SARs, Director (or after Director’s death, his personal representative) must deliver to the Company a written notice (which may include an email) to the Company’s Chief Financial Officer which sets forth the number of SARs being exercised, together with any other documents as the Company may require. Each such notice must satisfy whatever procedures the Company establishes with respect to the SARs and contain any representations required by the Company. The SARs shall be deemed to be exercised to the extent provided in the notice on the business day that the Company receives a fully executed exercise notice. If the notice is received after 5:00 p.m. on any business day, or is received on a day on which the Common Stock is not traded on the Nasdaq Stock Market, the notice will be deemed received and the SARs exercised on the next day on which the Common Stock is traded on the Nasdaq Stock Market.

4.4       Settlement of SARs. Upon exercise, Director shall be entitled to payment in cash of the Appreciation Value of the SARs being exercised, less any amounts withheld pursuant to Section 4.6.  The Company shall not be liable to the Director for damages or interest relating to any delay in issuing payment.

4.5       Rights as Shareholder.  The holder of the SARs shall not be, nor have any of the rights or privileges of, a shareholder of the Company in respect of any SARs granted pursuant hereto.

4.6       Withholding.  To the extent applicable, the Company shall have the right to withhold from the amount payable in settlement sufficient funds to satisfy any applicable withholding tax obligations upon the exercise of SARs. The Company shall be authorized to take any such action as may be necessary, in the opinion of the Company’s counsel, to satisfy the Company’s obligations for payment of such taxes.

ARTICLE V

5.1       SARs Not Transferable.  Neither the SARs nor any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of Director or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that this Section 5.1 shall not prevent transfers by will or by the applicable laws of descent and distribution following Director’s death.

5.2       Notices.  Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Secretary, and any notice to be given to Director shall be addressed to him at the address stated in the Company’s records. By a notice given pursuant to this Section 5.2, either party may hereafter designate a different address for notices to be given to the party. Any notice, which is required to be given to Director, shall, if the Director is then deceased, be given to Director’s personal representative if such representative has previously informed the Company of his status and address by written notice under this Section 5.2. Any notice shall have been deemed duly given when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service or when delivered personally to the Secretary or Director.

5.3       Amendment.  Subject to Sections 2.1, 3.3 and 5.7 of this Agreement, this Agreement may be amended only by a writing executed by the parties hereto if such amendment would adversely affect Director.  Any such amendment shall specifically state that it is amending this Agreement.

5.4       Governing Law.  The laws of the State of Michigan shall govern the interpretation, validity and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

5.5       No Guarantee of Continuation.  Nothing in this Agreement shall confer upon Director any right to continue as a member of the Board.

5.6       Definitions and Interpretations.  Whenever the words “include,” “includes” or “including” are used, they shall be understood to be followed by the words “without limitation.” Section references in the Agreement shall be to Sections of the Agreement unless otherwise noted.  As used in this Agreement, the following terms have the meaning described below:

(a)        “Change in Control” means the occurrence of any of the following events:

(i)   If the Company consolidates with or merges into any other corporation or other entity and is not the continuing or surviving entity of such consolidation or merger;

(ii)  If the Company permits any other corporation or other entity to consolidate with or merge into the Company and the Company is the continuing or surviving entity but, in connection with such consolidation or merger, the Common Stock is changed into or exchanged for stock or other securities of any other corporation or other entity or cash or any other assets;

(iii) If the Company dissolves or liquidates;

(iv) If the Company effects a share exchange, capital reorganization or reclassification in such a way that holders of Common Stock shall be entitled to receive stock, securities, cash or other assets with respect to or in exchange for the Common Stock;

(v)  If any one person, or more than one person acting as a group (as determined in accordance with Code Section 409A and IRS guidance thereunder), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of Common Stock possessing thirty-five (35) percent or more of the total voting power of the Common Stock;

(vi) If a majority of members on the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election (provided that for purposes of this paragraph, the term Company refers solely to the “relevant” Company, as defined in Code Section 409A and IRS guidance issued thereunder), for which no other Company is a majority shareholder; or

(vii) If there is a change in the ownership of a substantial portion of the Company’s assets, which shall occur on the date that any one person, or more than one person acting as a group (within the meaning of Code Section 409A and IRS guidance issued thereunder) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than forty (40) percent of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

(b)       “Code” means the Internal Revenue Code of 1986, as amended.

(c)       ”Disability” means total and permanent disability, as defined in Code Section 22(e); provided, however, that for purposes of a Code Section 409A distribution event, “disability” shall be defined under Code Section 409A and IRS guidance issued thereunder.

(d)       “IRS” means the United States Internal Revenue Service.

5.7       Code Section 409A. It is intended that the SARs granted pursuant to this Agreement shall be exempt from or in compliance with Code Section 409A, and the provisions of the Agreement shall be construed accordingly. The Board reserves the right to amend the terms of the Agreement if necessary either to exempt the SARs from Code Section 409A or comply with the requirements of Code Section 409A, as applicable. However, in no event shall the Company be responsible for any tax or penalty owed by Director with regard to a payment made hereunder. Notwithstanding anything in the Plan to the contrary, all or part of a payment to Director if Director is determined to constitute a “specified employee” (as defined in Code Section 409A and regulations thereunder) at the time of separation from service, shall be delayed (if then required) under Code Section 409A, and paid in an aggregated lump sum on the first business day following the date that is six months after the date of Director’s separation from service, or the date of Director’s death, if earlier; any remaining payments shall be paid on their regularly scheduled payment dates. For purposes of this Agreement, the terms “separation from service” or “termination” (or variations thereof) shall be synonymous with the meaning given to the term “separation from service” as defined in Code Section 409A and regulations thereunder.

5.8       Unfunded Obligation. Director shall have the status of a general unsecured creditor of the Company. Any amounts payable to Director pursuant to this Agreement shall be unfunded and unsecured obligations for all purposes. The Company shall not be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Grant Date.

ROCKWELL MEDICAL, INC.

By:	/s/ Robert L. Chioini
Name: Robert L. Chioini
Title: CEO

DIRECTOR:

By:	/s/ John G. Cooper
John G. Cooper